SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 6, 2005

COCONNECT, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-26533	63-1205304
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
480 E. 6400 South, Ste 230
Salt Lake City, Utah 84107
(Address of principal executive offices)
(801) 266-9393
(Registrants Telephone Number)

4766 South Holladay Blvd. Holladay, Utah 84117

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance On Previously Issued Financial Statements.

Heritage Communications, Inc. ("Heritage") was acquired by the Company in 2005 as a wholly owned subsidiary. Heritage, as required by the share exchange agreement, provided warranties and representations that, among other items, it had no undisclosed outstanding indebtedness and that prior to entering into the share exchange agreement there had occurred no events that had caused or would cause material adverse effect upon the business, assets, financial condition, income or prospects of Heritage. In addition, Heritage represented that is had filed all federal, state and local tax and information returns which are required to be filed by it and such returns are true and correct and that Heritage had paid all taxes, interest and penalties, if any, reflected in such tax returns or otherwise due and payable by it. It appears that material omissions and misrepresentations had been submitted by Heritage to the Company. Specifically, it appeared that the United States Internal Revenue Service has filed notices to file tax levies encumbering Heritage and that the liability to the Internal Revenue Service could be substantial. The Company had submitted certain financial information in its Form 10Q dated June 14, 2005 based upon information submitted to the Company by Heritage. Based upon its investigation of the foregoing, the Board of Directors is of the view that the Company and its shareholders should no longer rely on these previously issued financial statements. The Company's Board of Directors intends to engage an independent audit firm to make a full report regarding the impact of the submissions by Heritage. The Company intends to amend the Form 10Q dated June 14, 2005 should the misrepresentations be discovered in the report. There has been no change in the status of the Company's independent accountant with respect to filing the Company's periodic reports and auditing its financial statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.

COCONNECT, INC.

Date: July 6, 2005     By: /s/ Tim Thayne
Tim Thayne
Chief Executive
Officer and member of the board